EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-215029 on Form S-3 and Registration Statement Nos. 333-58298, 333-129152, 333-147448, 333-161459, 333-168588 and 333-183142 on Form S-8 of our reports dated February 28, 2019, relating to the financial statements and financial statement schedule of Belmond Ltd. and subsidiaries, and the effectiveness of Belmond Ltd. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Belmond Ltd. for the year ended December 31, 2018.

/s/ Deloitte LLP

London, England
February 28, 2019